MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Senior Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS JUNE 2003 SALES

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Company Expects to Meet or Exceed Its Previous Third Quarter Earnings Guidance

Philadelphia, PA, July 8, 2003 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that net sales for the month of June 2003 increased 7.7% to $41.8 million from $38.8 million reported for the month of June 2002.  Comparable store sales for June 2003 decreased 0.6% (based on 838 locations) versus a comparable store sales increase of 6.3% (based on 732 locations) for the June 2002 period.  During June 2003, the Company opened 8 locations and closed 3 locations, ending the month with 972 locations compared to 898 at June 2002, reflecting the Company’s net new store openings partially offset by the closure of 9 acquired iMaternity® stores during the last twelve months.

Net sales increased 8.0% to $132.4 million for the third quarter of fiscal 2003 ended June 30, 2003, from $122.6 million for the same period of the preceding year.  Comparable store sales decreased 0.4% during the third quarter of fiscal 2003 (based on 821 locations) versus a comparable store sales increase of 4.1% during the third quarter of fiscal 2002 (based on 718 locations).  For the quarter ended June 30, 2003, the Company opened 30 new locations and closed 7 locations, including one iMaternity store closed during the month of June in connection with the consolidation of the acquired store chain.  Based on the Company’s stronger than expected gross margin performance and its continued focus on controlling expenses, Mothers Work expects that its earnings for the third quarter will meet or exceed the high end of its previous range of guidance for diluted earnings per share of between $1.35 and $1.45.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “We are pleased with our performance for the month of June, particularly given the difficult retail environment.  Our comparable store sales decrease of 0.6% for the month would have been approximately 3 percentage points higher if we did not have one less Saturday in June 2003 (four Saturdays) compared to June 2002 (five Saturdays).  On a combined basis for May and June, in which there were nine Saturdays both this year and last year, we delivered a comparable store sales increase of 2.0%.  We are also encouraged by the pickup in sales that we experienced in the latter half of June as warmer weather in the Northeast and Mid-Atlantic regions appears to have spurred on sales.  We remain confident in our business and feel we are well positioned from a product assortment and inventory position.  We continue to work aggressively to strive for continued gross margin improvements, to control expenses, and to carefully monitor inventory levels.

MOTHERS WORK REPORTS JUNE 2003 SALES	Page 2

We are pleased to report that we expect our earnings for the third quarter to meet or exceed the high end of our previous range of guidance for diluted earnings per share of between $1.35 and $1.45.  We will report results for our third quarter on July 22, 2003, at which time we will provide additional information related to our results for the third quarter and will host an investor conference call.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  Mothers Work operates 972 maternity locations, including 821 stores and 151 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its maternitymall.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including expected results of operations, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, and other factors set forth in the Company’s periodic filings and registration statements filed with the Securities and Exchange Commission, or in materials incorporated therein by reference.